Exhibit 99.1

For Immediate Release

CHOICE HOTELS ANNOUNCES DEPARTURE OF MICHAEL DESANTIS

SILVER SPRING, Md. (February 2, 2007) – Choice Hotels International (NYSE: CHH) today announced that Michael DeSantis, senior vice president and senior strategic advisor, is leaving the company and will pursue other professional opportunities.

Mr. DeSantis joined the company in 1996, and served as senior vice president, general counsel and secretary from 1997 to 2006. In 2006, he was named to his current position, primarily focusing his attention on the company’s corporate and real estate development group in support of the upscale and extended stay brands division.

“I’d like to thank Michael for his contributions to Choice and wish him well in his future endeavors,” said Charles A. Ledsinger, Jr., vice chairman and CEO. “Over the past decade, in addition to being Choice’s senior legal officer, Michael contributed to many of the key business initiatives driving the company’s performance, including most recently the launch and growth of Cambria Suites,” added Ledsinger.

DeSantis’ responsibilities will be assumed by other Choice executives. “Choice Hotels is optimally positioned financially, strategically, and organizationally to maintain its position of industry strength and achieve our growth targets for 2007 and beyond,” said Ledsinger.

About Choice Hotels

Choice Hotels International franchises more than 5,300 hotels, representing more than 430,000 rooms, in the United States and more than 40 countries and territories. As of September 30, 2006, 736 hotels are under development in the United States, representing 57,117 rooms, and an additional 72 hotels, representing 6,462 rooms, are under development in more than 20 countries and territories. The company’s Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn, MainStay Suites and Suburban Extended Stay Hotel brands serve guests worldwide.

Additional corporate information may be found on Choice Hotels’ Internet site, which may be accessed at www.choicehotels.com.

Contacts

Anne Madison, Vice President, Corporate Communications

301.592.6723

David Peikin, Senior Director, Corporate Communications

301.592.6361

Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge, and Rodeway Inn are proprietary trademarks and service marks of Choice Hotels International, Inc.

© 2007 Choice Hotels International, Inc. All rights reserved.